UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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REX ENERGY CORPORATION

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Commencing on December 29, 2015, the following communication will be sent to certain stockholders of Rex Energy Corporation.

Dear Fellow Stockholders:

You recently received a proxy statement for the Rex Energy Corporation (the “Company”) Special Meeting of Stockholders, scheduled for January 11, 2016 (the “Proxy Statement”). In the Proxy Statement, the Board of Directors (the “Board”) recommended a vote “FOR” the Franklin DGCL 203 Approval Proposal and “FOR” the NASDAQ Proposal (the “Proposals”). All capitalized terms used but not defined in this letter have the meaning given to them in the Proxy Statement.

The members of the Board and I view the Proposals as critical to our ability to effect refinancing transactions, which we believe are urgently necessary to enhance our liquidity position and preserve the enterprise value of the Company for all of our stockholders.

We continue to believe it is appropriate for our stockholders to vote “FOR” the Proposals. As a result, we are taking this opportunity to address these matters in more detail so that you more fully understand our position and rationale for making these Proposals.

Our Rationale for the Proposals

Many of our largest stockholders have expressed their desire to see the Company decisively address our liquidity position and debt levels. We agree that it is in the best interest of the Company and all of our stockholders to refinance or restructure our existing indebtedness and thereafter, potentially, our capital structure. As described in our Proxy Statement, we have been evaluating potential transactions and refinancing alternatives, including new or restructured first lien, junior lien, and unsecured debt, exchanges of unsecured debt for secured debt or other securities, and other transactions that we believe will position the Company to meet our near-term capital needs and preserve the value of our asset base for the long term. Because Franklin is a significant holder of our Common Stock, Preferred Stock, and unsecured bonds, any transaction we consider will necessarily involve Franklin directly or indirectly. As an “interested stockholder” for purposes of Section 203 of the DGCL, Franklin is currently prohibited from participating in any transaction with the Company without stockholder approval.

It may be noted that we have not provided specific details of a refinancing or similar transaction in the Proxy Statement. To clarify further, we have not negotiated any particular financing or refinancing transaction at this point; rather, we are considering a variety of potential alternatives. As a business matter, it is impractical to describe all potential alternatives, as the terms and conditions available to us will be dictated by market conditions and will vary significantly depending on the ultimate transaction structure. Certain of these structures are complex and extremely time-sensitive; some require sequential or combinations of multiple transactions that would have less of an effect individually but, when combined, would achieve the intended results of our refinancing initiatives. We are mindful that an attempt to specifically describe a transaction or transactions before the transactions are negotiated could have a chilling effect on negotiations or delay our ability to complete a transaction. Either situation could cause our financial position to materially deteriorate.

The ultimate success of any of these initiatives depends on our ability to execute an effective transaction. If we are unable to negotiate with Franklin, and Franklin is unable to participate in a financing or refinancing transaction, the effectiveness of the transaction will be significantly limited or, in certain circumstances, eliminated entirely. Additionally, our ability to achieve the desired effects of refinancing transactions may be frustrated if Franklin cannot be treated the same as any other stakeholder, and instead is prevented from participating in the transactions.

While the Franklin DGCL 203 Approval Proposal does not describe any specific transactions, the proposal sets forth certain parameters that would apply to any transaction in which Franklin would participate. We believe our stockholders can evaluate the Proposals as presented without the need for further descriptions of more specific or theoretical details of potential transactions. We also believe that approving the Franklin DGCL 203 Approval Proposal will provide us the most flexibility in negotiating, and greatest probability of timely consummating, effective financing and/or refinancing transaction(s) that will attain the intended benefits for the Company and our stockholders.

The Nasdaq Proposal is both ancillary to, and a necessary component of, the Franklin DGCL 203 Approval Proposal in that stockholder approval for both Proposals is required to provide us with the level of flexibility we need to negotiate and consummate potential financing and/or refinancing transactions.

We firmly believe that the approval of the Proposals is in the best interests of all of our stockholders. The Board respectfully asks for your support and continues to unanimously recommend that stockholders vote “FOR” the Franklin DGCL 203 Approval Proposal and “FOR” the Nasdaq Proposal.

Sincerely,

/s/ Lance T. Shaner

Lance T. Shaner

Chairman of the Board

If you are a registered stockholder and you have not already returned your proxy card or voted your proxy over the Internet or by telephone, you may vote your proxy by (1) marking your vote, signing and dating your proxy card(s) and returning them in the pre-addressed postage-paid envelope that we have previously provided; (2) calling the following toll-free telephone number: 800-652-VOTE (800-652-8683) and following the instructions (prior to 1:00 a.m., Eastern Time, on January 11, 2016); (3) visiting the website www.envisionreports.com/REXXSPEC and following the instructions to vote (prior to 1:00 a.m., Eastern Time, on January 11, 2016); or (4) voting in person at the Special Meeting. You are recommended to grant a proxy to vote promptly by taking any of the above steps, even if you plan to attend the Special Meeting in person. If you are not a registered stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, please follow the instructions from your bank, broker or other nominee describing how to vote your shares.

If you have already returned your proxy card or voted your proxy over the Internet or by telephone, and would like to change your vote, you may revoke your proxy by (1) delivering a written notice revoking your proxy to the attention of the Company’s Secretary; (2) delivering a new proxy bearing a date after the date of the proxy that you are revoking; (3) voting later by telephone (prior to 1:00 a.m., Eastern Time on January 11, 2016), if you previously voted by telephone; (4) voting later by the Internet (prior to 1:00 a.m., Eastern Time on January 11, 2016), if you previously voted by the Internet; or (5) voting in person at the Special Meeting.

Attending the Special Meeting alone will not revoke your proxy. If you are not a registered stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions that your bank, broker or other nominee provided to revoke your proxy and submit new voting instructions.

If you have any questions, you may direct them to the Company’s Investor Relations Department at (814) 278-7130.